Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Third Quarter and First Nine Months 2023 Results

■Third quarter of 2023 net sales increased 5% versus the third quarter of 2022.

■Income from operations for the third quarter of 2023 was $216 million, up $26 million, or 14%, versus the third quarter of 2022.

■Income from operations for the first nine months of 2023 was $656 million, up $188 million, or 40%, versus the first nine months of 2022. Operating margin for the first nine months of 2023 was 13.1% as compared to 10.1% for the first nine months of 2022, an increase of 300 basis points.

Key Results

	Third Quarter			First Nine Months
(in millions)	2023	2022	Change	2023	2022	Change
Standard physical case volume(1)	91.8	93.1	(1.4)%	266.8	274.6	(2.8)%
Net sales	$1,712.4	$1,628.6	5.1%	$5,022.9	$4,628.2	8.5%
Gross profit	$661.6	$621.1	6.5%	$1,957.2	$1,679.3	16.5%
Gross margin	38.6%	38.1%		39.0%	36.3%
Income from operations	$216.3	$189.9	13.9%	$656.0	$468.2	40.1%
Operating margin	12.6%	11.7%		13.1%	10.1%

Beverage Sales	Third Quarter			First Nine Months
(in millions)	2023	2022	Change	2023	2022	Change
Sparkling bottle/can	$977.7	$917.2	6.6%	$2,892.1	$2,573.4	12.4%
Still bottle/can	$576.0	$548.3	5.0%	$1,660.5	$1,556.4	6.7%

(1)    A standard physical case is a volume metric used to standardize differing package configurations in order to measure delivered cases on an equivalent basis.

Third Quarter and First Nine Months 2023 Review

CHARLOTTE, November 1, 2023 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the third quarter ended September 29, 2023 and the first nine months of fiscal 2023.

“I am pleased to report another solid quarter of operating performance as we continue to leverage the benefits of our strong brands, disciplined pricing and overall operating expense management,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “While our profit growth in the third quarter moderated, as expected, our overall results this year are the strongest in our history. We also achieved a significant milestone in our balance sheet management this quarter, as our cash on hand exceeded our outstanding debt balance, making us net debt free for the first time in almost 40 years.”

Net sales increased 5% to $1.71 billion in the third quarter of 2023(a) and increased 9% to $5.02 billion in the first nine months of 2023. Our net sales growth moderated during the third quarter from levels achieved in the first six months of 2023, as we partially cycled price increases taken across our product portfolio within the third quarter of 2022. We expect sales growth to slow further in the fourth quarter as we fully cycle 2022 price increases. Sales at our on-premise outlets were strong during the quarter. We continued to drive solid sales growth within our Club and Value channel stores, while sales growth related to our take-home packages sold in larger retail stores declined.

Standard physical case volume declined 1.4% in the third quarter of 2023 and decreased 2.8% in the first nine months of 2023. Sparkling category volume was up slightly during the third quarter, while Still volume declined 5.4%. In the first nine months of 2023, Sparkling volume declined 1.3% and Still volume was down 6.9%.

“Our strategy of offering consumers a variety of packages at affordable prices across our portfolio is helping differentiate us in the marketplace and drive solid volume performance, particularly with our Sparkling beverages,” said Dave Katz, President and Chief Operating Officer. “While Still beverage volume was down in the quarter, we are optimistic about upcoming brand activity and a robust marketing calendar. We’re also excited to build on our success in the Energy category as we introduce Bang Energy into our portfolio.”

Gross profit in the third quarter of 2023 was $661.6 million, an increase of $40.4 million, or 7%, while gross margin improved 50 basis points to 38.6%. The improvement in gross profit resulted primarily from higher prices for our products while prices for certain commodities remained stable. Gross profit in the first nine months of 2023 was $1.96 billion, an increase of $277.9 million, or 17%.

“I am very pleased with our continued success improving the overall gross margins of our business, achieving a year-to-date improvement of 270 basis points to 39%,” Mr. Katz continued. “While our rate of revenue and profit growth slowed as we hurdled prior year price increases, we’re optimistic in our ability to maintain these improved gross margins as our profit growth potentially slows further in the fourth quarter.”

Selling, delivery and administrative (“SD&A”) expenses in the third quarter of 2023 increased $14.1 million, or 3%. SD&A expenses as a percentage of net sales decreased 50 basis points to 26.0% in the third quarter of 2023. The rate of increase in SD&A expenses slowed during the third quarter, as we hurdled certain compensation and benefits adjustments made in the prior year and we focused on effectively controlling our discretionary spending in a number of SD&A categories. SD&A expenses in the first nine months of 2023 increased $90.1 million, or 7%. SD&A expenses as a percentage of net sales in the first nine months of 2023 decreased 30 basis points to 25.9% as compared to the first nine months of 2022.

Income from operations in the third quarter of 2023 was $216.3 million, compared to $189.9 million in the third quarter of 2022, an increase of 14%. On an adjusted(b) basis, income from operations in the third quarter of 2023 increased 11% as compared to the third quarter of 2022. Operating margin for the third quarter of 2023 was 12.6% as compared to 11.7% in the third quarter of 2022, an increase of 90 basis points.

Net income in the third quarter of 2023 was $92.1 million, compared to $118.8 million in the third quarter of 2022, a decline of $26.7 million. On an adjusted(b) basis, net income in the third quarter of 2023 was $164.3 million, compared to $138.8 million in the third quarter of 2022, an increase of $25.6 million.

Third quarter net income was adversely impacted by routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, driven primarily by changes in future cash flow projections used to compute the fair value of the liability. Third quarter net income also included a non-cash charge of $77.3 million related to the full settlement of our primary pension plan benefit liabilities. During the first nine months of 2023, the Company recognized a non-cash charge of $117.1 million related to the full settlement of the primary pension plan benefit liabilities.

Income tax expense for the third quarter of 2023 was $28.9 million, compared to $40.3 million in the third quarter of 2022. The effective income tax rate for the first nine months of 2023 was 25.3%, compared to 25.7% for the first nine months of 2022. For the third quarter of 2023, basic net income per share was $9.82 and adjusted(b) basic net income per share was $17.53. For the first nine months of 2023, basic net income per share was $35.47 and adjusted(b) basic net income per share was $52.19.

Cash flows provided by operations for the first nine months of 2023 were $644.5 million, compared to $394.3 million for the first nine months of 2022. Cash flows from operations reflected our strong operating performance and the timing of certain working capital payments and receipts during the third quarter. In the first nine months of 2023, we invested $152.3 million in capital expenditures as we continue to optimize our supply chain and invest for future growth. In fiscal year 2023, we expect our capital expenditures to be between $250 million and $300 million.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the third quarter ended September 29, 2023 and the first nine months of fiscal 2023 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Josh Gelinas (Media)	Scott Anthony (Investors)
Vice President, Communications	Executive Vice President & Chief Financial Officer
(704) 807-3703	(704) 557-4633
Josh.Gelinas@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Coca‑Cola Consolidated is the largest Coca‑Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 121 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca‑Cola Consolidated is traded on The Nasdaq Global Select Market under the symbol “COKE”. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; the inability to attract and retain front-line employees in a tight labor market; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; and the impact of the COVID-19 pandemic, any variants of the virus and any other similar pandemic or public health situation. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Third Quarter		First Nine Months
(in thousands, except per share data)	2023	2022	2023	2022
Net sales	$1,712,428	$1,628,589	$5,022,902	$4,628,162
Cost of sales	1,050,878	1,007,482	3,065,669	2,948,820
Gross profit	661,550	621,107	1,957,233	1,679,342
Selling, delivery and administrative expenses	445,290	431,177	1,301,249	1,211,134
Income from operations	216,260	189,930	655,984	468,208
Interest (income) expense, net	(1,516)	6,083	2,766	20,928
Pension plan settlement expense	77,319	—	117,096	—
Other expense, net	19,473	24,746	91,184	27,666
Income before taxes	120,984	159,101	444,938	419,614
Income tax expense	28,891	40,340	112,399	107,901
Net income	$92,093	$118,761	$332,539	$311,713

Basic net income per share:
Common Stock	$9.82	$12.67	$35.47	$33.25
Weighted average number of Common Stock shares outstanding	8,369	8,369	8,369	8,032

Class B Common Stock	$9.82	$12.67	$35.47	$33.29
Weighted average number of Class B Common Stock shares outstanding	1,005	1,005	1,005	1,342

Diluted net income per share:
Common Stock	$9.80	$12.63	$35.38	$33.13
Weighted average number of Common Stock shares outstanding – assuming dilution	9,395	9,406	9,398	9,410

Class B Common Stock	$9.79	$12.62	$35.29	$33.15
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,026	1,037	1,029	1,378

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 29, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$616,217	$197,648
Trade accounts receivable, net	539,999	515,928
Other accounts receivable	108,549	90,417
Inventories	320,401	347,545
Prepaid expenses and other current assets	91,309	94,263
Total current assets	1,676,475	1,245,801
Property, plant and equipment, net	1,204,843	1,183,730
Right-of-use assets - operating leases	123,635	140,588
Leased property under financing leases, net	5,196	6,431
Other assets	133,960	115,892
Goodwill	165,903	165,903
Other identifiable intangible assets, net	831,270	851,200
Total assets	$4,141,282	$3,709,545

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$26,074	$27,635
Current portion of obligations under financing leases	2,440	2,303
Dividends payable	—	32,808
Accounts payable and accrued expenses	879,319	842,410
Total current liabilities	907,833	905,156
Deferred income taxes	143,907	150,222
Pension and postretirement benefit obligations and other liabilities	856,843	813,680
Noncurrent portion of obligations under operating leases	103,578	118,763
Noncurrent portion of obligations under financing leases	5,670	7,519
Long-term debt	599,123	598,817
Total liabilities	2,616,954	2,594,157

Equity:
Stockholders’ equity	1,524,328	1,115,388
Total liabilities and equity	$4,141,282	$3,709,545

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Nine Months
(in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$332,539	$311,713
Depreciation expense, amortization of intangible assets and deferred proceeds, net	131,296	128,383
Pension plan settlement expense	117,096	—
Fair value adjustment of acquisition related contingent consideration	86,038	21,132
Deferred income taxes	(34,881)	10,749
Deferred payroll taxes under CARES Act	—	(18,739)
Change in current assets and current liabilities	35,791	(61,657)
Change in noncurrent assets and noncurrent liabilities	(29,935)	(895)
Other	6,605	3,623
Net cash provided by operating activities	$644,549	$394,309

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(152,260)	$(183,929)
Acquisition of distribution rights	—	(30,149)
Other	(8,603)	3,810
Net cash used in investing activities	$(160,863)	$(210,268)

Cash Flows from Financing Activities:
Cash dividends paid	$(42,182)	$(7,030)
Payments of acquisition related contingent consideration	(20,979)	(28,421)
Payments on revolving credit facility, term loan facility and senior notes	—	(125,000)
Other	(1,956)	(2,660)
Net cash used in financing activities	$(65,117)	$(163,111)

Net increase in cash during period	$418,569	$20,930
Cash at beginning of period	197,648	142,314
Cash at end of period	$616,217	$163,244

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Third Quarter 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$661,550	$445,290	$216,260	$120,984	$92,093	$9.82
Fair value adjustment of acquisition related contingent consideration	—	—	—	18,864	14,212	1.51
Fair value adjustments for commodity derivative instruments	25	703	(678)	(678)	(510)	(0.05)
Supply chain optimization	419	—	419	419	315	0.03
Pension plan settlement expense	—	—	—	77,319	58,225	6.22
Total reconciling items	444	703	(259)	95,924	72,242	7.71
Adjusted results (non-GAAP)	$661,994	$445,993	$216,001	$216,908	$164,335	$17.53

Adjusted % Change vs. Third Quarter 2022	6.7%	4.6%	11.4%

	Third Quarter 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$621,107	$431,177	$189,930	$159,101	$118,761	$12.67
Fair value adjustment of acquisition related contingent consideration	—	—	—	22,568	16,993	1.82
Fair value adjustments for commodity derivative instruments	(1,100)	(4,711)	3,611	3,611	2,719	0.29
Supply chain optimization	369	(6)	375	375	283	0.03
Total reconciling items	(731)	(4,717)	3,986	26,554	19,995	2.14
Adjusted results (non-GAAP)	$620,376	$426,460	$193,916	$185,655	$138,756	$14.81

	First Nine Months 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,957,233	$1,301,249	$655,984	$444,938	$332,539	$35.47
Fair value adjustment of acquisition related contingent consideration	—	—	—	86,038	64,787	6.91
Fair value adjustments for commodity derivative instruments	1,517	(2,211)	3,728	3,728	2,807	0.30
Supply chain optimization	1,242	—	1,242	1,242	935	0.10
Pension plan settlement expense	—	—	—	117,096	88,173	9.41
Total reconciling items	2,759	(2,211)	4,970	208,104	156,702	16.72
Adjusted results (non-GAAP)	$1,959,992	$1,299,038	$660,954	$653,042	$489,241	$52.19

Adjusted % Change vs. First Nine Months 2022	16.3%	7.0%	40.2%

	First Nine Months 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,679,342	$1,211,134	$468,208	$419,614	$311,713	$33.25
Fair value adjustment of acquisition related contingent consideration	—	—	—	21,132	15,912	1.70
Fair value adjustments for commodity derivative instruments	5,069	2,512	2,557	2,557	1,925	0.21
Supply chain optimization	458	(78)	536	536	404	0.04
Total reconciling items	5,527	2,434	3,093	24,225	18,241	1.95
Adjusted results (non-GAAP)	$1,684,869	$1,213,568	$471,301	$443,839	$329,954	$35.20

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.